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                                                                   Exhibit 99(i)

                                  AMENDMENT TO
                           NONSOLICITATION AGREEMENT


     This Amendment dated as of the 15th day of June, 1999, by and between JWGENESIS FINANCIAL CORP. ("Company"), and MARSHALL T. LEEDS ("Employee");

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, Employee entered into a Nonsolicitation Agreement ("Agreement") with the Company, effective June 12, 1998, pursuant to which the Employee agreed, among other things, to avoid soliciting Company clients and Company personnel for a period of seven years; and

     WHEREAS, the Company desires additional protection to ensure the Employee will comply with the terms of the Agreement; and

     WHEREAS, in exchange for other valuable consideration, the receipt of which is hereby acknowledged, Employee has agreed to this amendment of the Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the parties hereby agree as follows:

                                       1.

     Section 10 of the Agreement is hereby amended by deleting the existing section in its entirety and substituting the following therefor:

     "10.  Relief.  If Employee breaches any term of this Agreement, Employee
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     will pay to Company the sum of one million dollars ($1,000,000.00) as liquidated damages. In addition to and in no way limited by the liquidated damages provision in the prior sentence, the parties acknowledge that a breach or threatened breach of any term of this Agreement by Employee would result in material and irreparable damage and injury to Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, Company shall also be entitled to injunctive relief by a court of appropriate jurisdiction in the event of Employee's breach or threatened breach of this Agreement."

                                       2.

     Except as hereby modified, the terms and conditions of the Plan shall remain in full force and effect. This Amendment shall be effective as of January 1, 1999.
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                                        EMPLOYEE



                                        /s/ Marshall T. Leeds
                                        -------------------------
                                        MARSHALL T. LEEDS



                                        JWGENESIS FINANCIAL CORP.



                                        By: /s/ Gregg S. Glaser
                                            ---------------------